                               SCHEDULE 14A
                              (RULE 14A-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.    )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

   [ ]   Preliminary Proxy Statement      [ ]   Confidential, for Use of
                                                the Commission Only
                                                (as permitted by Rule
   [ ]   Definitive Proxy Statement             14a-6(e)(2))

   [X]   Definitive Additional Materials

   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNISYS CORPORATION
-----------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

   [X]   No fee required.

   [ ]   Fee computed on table below per Exchange Act
              Rules 14a-6(i)(4) and 0-11.

   (1)   Title of each class of securities to which transaction applies:

-----------------------------------------------------------------------------
   (2)   Aggregate number of securities to which transaction applies:
-----------------------------------------------------------------------------
   (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-----------------------------------------------------------------------------
   (4)   Proposed maximum aggregate value of transaction:
-----------------------------------------------------------------------------
   (5)   Total fee paid:
-----------------------------------------------------------------------------
   [ ]   Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)   Amount previously paid:
-----------------------------------------------------------------------------
   (2)   Form, schedule or registration statement no.:
-----------------------------------------------------------------------------
   (3)   Filing party:
-----------------------------------------------------------------------------
   (4)   Date filed:
-----------------------------------------------------------------------------

April 10, 1997

Dear Shareholder,

As you may be aware, the investment group Greenway Partners is currently conducting an aggressive and potentially damaging effort among shareholders in regard to certain items in the Unisys proxy statement. This campaign poses severe risks to our business and the progress we are making, and I am writing to seek your support as you consider your vote on these items.

First, Greenway is urging stockholders to withhold their votes for the election of four Board directors as described in item 1 of your proxy statement. The group has publicly described this campaign as a way to send a message to the Unisys Board regarding company performance. We feel strongly that this is a misguided and highly counterproductive approach.

Our company is making clear and substantial progress under our new business structure. We put this structure in place 15 months ago as the final organizational step in our strategy to move into faster-growing services markets and recast our technology offerings. By creating three highly focused businesses within one company, this new structure was designed to accelerate our financial and operational progress. It is doing just that. In 1996, our results improved each quarter. We significantly reduced expenses and ended with the highest fourth-quarter operating profit margin in three years. Our stock price responded with a 23% gain in 1996 - not enough, but a start. We look to continue our financial progress and achieve full-year profitability in 1997.

We need to keep the improvement going - not cut it off before it has had a chance to pay off. The Greenway campaign threatens to derail this momentum and damage our business. The reality is, by following Greenway's advice to withhold your vote from the directors, the real message you would be sending is to our customers. It would create uncertainty among our 50,000 customers as to the direction and long-term stability of the company.

I must stress the importance of this point. Relationships are everything in this business. We are delivering complex solutions to complex problems. Our customers are looking as much for stability in their partners as they are for leading-edge solutions. Creating confusion about the governance of Unisys would negatively affect their willingness to commit to multi-million dollar, multi-year contracts and would be used against us by competitors.

Greenway has also submitted a stockholder proposal, described on page 8 of your proxy statement, proposing that Unisys separate its computer hardware/software business from its two services businesses through a sale or spinoff. You'll recall that a similar proposal by Greenway last year was defeated by a wide margin.

This proposal is also highly dangerous. While the proposal is non-binding, a significant percentage of votes in favor of it could be devastating to our business because of the uncertainty it could create among our customers about the future source of their solutions. What's more, such a separation simply doesn't make sense for Unisys. More than 70% of our revenue today comes from customers doing business with all three of our business units. A separation would jeopardize customer relationships and risk lower sales for all three groups. It would also eliminate a major differentiator for Unisys -- our ability to provide a "one-stop-shopping" source of integrated solutions to clients. Analyst Stephen Dube of Wasserstein, Perella Securities said in one press report: "Breaking up the company doesn't make any sense."

The Board of Directors has always considered, and will continue to consider, all strategic alternatives to increase shareholder value. To that end, we met with Greenway on this proposal and concluded that a separation would work against our number-one priority of increasing shareholder value. Other informed voices agree. Analyst William Milton of Brown Brothers Harriman has been quoted as saying that this proposal "is ill-timed and probably ill-conceived" and that our stock "would go down" if stockholders supported it. Institutional Shareholder Services, an independent proxy advisory firm, has recommended against the proposal, as it did last year. In a recent third-party survey of 12 experienced analysts, none of the analysts supported the proposal put forth by Greenway. One analyst surveyed put it this way: "It doesn't make sense to spin the businesses off today because they are too interrelated. Spinning off the services today would not add value; on the contrary, it would result in a decline in value."

The bottom line is that these two recommendations by Greenway are bad ideas and counterproductive to our mutual goal of increasing shareholder value.
No doubt about it -- the transformation this company has undergone in recent years has been difficult. It's been a difficult period not just for Unisys, but for all the pioneer computer companies that have struggled to change their strategies, their cost structures, and their cultures to deal with industry-wide lower profit margins for technology.

But we strongly believe that, as a result of this process and the changes we have made to our portfolio, we are on the verge of entering a period of sustainable, profitable growth. Here's what a few lead analysts who know our industry and Unisys have said recently:

"I have a high level of confidence that Unisys can improve its financial
performance in 1997..."   Dan Mandresh, Merrill Lynch (February 1997)

"We attended Unisys annual analyst meeting in New York. After the wrenching restructurings of the past year, the company appears poised to enjoy sustained profitability again." Steven Milunovich, Morgan Stanley (February 20, 1997)

"Unisys continues its efforts to reposition itself as a leading services provider while negotiating its mainframe family transition, and has made progress towards this goal in 1996." Don Young, Prudential Securities (February 20, 1997)

"The company has made good progress under the three-business structure established a year ago, showing sequentially quarterly improvement in 1996." John B. Jones, Jr., Salomon Brothers (January 23, 1997)

The strategy we are pursuing of making Unisys a full-service information management company is right for our company... right for the market... and right for increasing shareholder value over time. To provide you an unbiased perspective of our transformation and the strategy behind it, I've attached a recent article that appeared in The Financial Times.

I urge you to reject this shortsighted campaign and to vote for the election of directors and against the Greenway proposal. If you would like to discuss our position, please call me at 215-986-2541. Thank you for your continued support.

Sincerely,


James A. Unruh